                                  AGREEMENT


                 THIS AGREEMENT made this 15th day of September, 1998, by and between:

                 FIRST WESTERN BANCORP, INC., a Pennsylvania corporation which is hereinafter referred to as the "Company",

                                     AND

                 JOHN A. ZERCHER, an employee of the Company, and hereinafter referred to as the "Executive";

                 W I T N E S S E T H:

                 WHEREAS, the Executive serves in the capacity of, and performs the duties of, an Executive Officer for the Company; and

                 WHEREAS, the Board of Directors of the Company considers it to be in the best interest of the Company and the stockholders of the Company that the Executive continue to serve in an executive capacity of the Company; and

                 WHEREAS, the Company desires to assure the continuing services of the Executive on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest due to the uncertainties of his position in the event of an actual, attempted or threatened Change in Control (as such Change in Control is hereinafter defined in Paragraph 1); and

                 WHEREAS, in view of the foregoing, the Company desires to provide the Executive with a degree of employment security in the event of a Change in Control;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.     as used herein, the following definitions apply:

    (a) "Bank" means First Western Bank, National Association, or any successor thereto.

    (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

    (c) "Board" means the Board of Directors of the Company and/or the Board of Directors of the Bank, as indicated by the context in which the term is used.

    (d) "Change in Control" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

       (i) Final regulatory approval is obtained for any Person (other than those Persons in control of the Company and/or the Bank, as applicable, as of the effective date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company and/or the Bank, as applicable, or a

                                  Page 1
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                 corporation owned directly or indirectly by the
                 stockholders of the Company and/or the Bank, as applicable, in substantially the same proportions as their ownership of stock of the Company and/or the
                 Bank), to become the Beneficial Owner, directly or indirectly, of securities of the Company and/or the Bank, as applicable, representing twenty (20) percent or more of the combined voting power of the Company's (or the Bank's as applicable) then outstanding securities; or

       (ii) During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of the Company and/or the Board of the Bank (and any new Director, whose election by the Company's stockholders or the Bank's stockholders, as applicable, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

       (iii)     Final regulatory approval is obtained with respect to:
                 (A) a plan of complete liquidation of the Company or the Bank; or (B) an agreement for the sale or disposition of all or substantially all the Company's or the Bank's assets; or (C) a merger, consolidation, or reorganization of the Company and/or the Bank with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company or the Bank (as applicable) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty
                 (50) percent of the combined voting power of the voting securities of the Company of the Bank (as applicable) (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

             Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed "part of a purchasing company or group (except for: (A) passive ownership of less than three (3) percent of the stock of the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployed continuing Directors of the Company or the Bank, as applicable).

    (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (f)          "Person" shall have the meaning ascribed to such term in Sec.
                 3(a)(9) of the Exchange Act and used in Sec. 13(d) and Sec. 14(d) thereof, including a "group" as defined in Sec. 13(d). The term Person shall not include the Company or the Bank, any executive officer or Director of the Company, the Bank, or a subsidiary of the Company or Bank, or a group controlled by such Directors or executive officers, or any employee benefit plan of the Company, the Bank, or a subsidiary of the Company or Bank; provided, however, that the term Person shall include any individual who is a Director on the effective date of this Agreement beneficially owned five (5) percent or more of the voting shares of common stock of the Company, or a group controlled by such a Director.

2. If at the time of a Change in Control the Executive is still serving in the capacity of, and performing the duties of, an Executive Officer for the Company or the Bank, the

                                  PAGE 2
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      Company shall continue to employ the Executive in an executive position during his "Term of Employment" which, for purposes of this Agreement is defined as the earliest of (i) the date upon which the Executive would attain age 65 ("Normal Retirement Age"),
      (ii) the date upon which the Executive's elected early retirement is scheduled to begin and (iii) the date that is thirty-six (36) months after the date of the Change in Control, such employment to be all upon the terms and conditions hereinafter set forth.

3.     During the Term of Employment the Company shall:

    (a) pay the Executive, during the first year of the Term of Employment (or such portion thereof if the Term of Employment is less than a year), a monthly salary at least equal to the Executive's highest salary for any month during the twelve (12) months immediately preceding the Change in Control and, during each subsequent year of the Term of Employment, an annual salary (payable on at least a monthly basis) at least equal to the Executive's salary for the immediately preceding year plus an amount calculated in a manner at least as favorable to the Executive as the manner in which the pay increases for other Company executives or of new Company executives are calculated, or in the case of an implemented salary freeze or decrease across the board, an increase calculated in accordance with the prior twelve (12) months' increase in the U.S. Government Consumer Price Index;

    (b) pay the Executive an annual bonus calculated in a manner at least as favorable to the Executive as the manner in which (i) the last annual bonus paid to the Executive prior to the Change in Control was calculated, or (ii) the annual bonus paid to the Executive by the Company in the immediately preceding year was calculated (whichever would result in a greater payment to the Executive); this annual bonus may be pro-rated for that portion of the year covered by the Term of Employment if the Term of Employment expires prior to year end;

    (c) provide and maintain in full force and effect through existing plans or through equivalent plans at least the types and amounts of group insurance coverages (including conversion features) and benefits, including life, health, disability and hospitalization insurance, and other health care benefits, including medical, hospital and surgical benefits and health care benefits for the Executive's family (collectively "Insurance and Health Care Benefits"), to which the Executive was entitled immediately prior to the Change in Control or the Insurance and Health Care Benefits provided by the Company or its successor to its other executives after a Change in Control (whichever would result in greater Insurance and Health Care Benefits to the Executive);

    (d) continue to provide benefits to the Executive under the Company's pension plan, profit sharing plan (including Section 401(k) election and matching contribution provisions), ESOP plans and other fringe benefits programs and arrangements, including employee benefit plans, as in effect immediately prior to the Change in Control or, if such plans, programs or arrangements are discontinued or superseded, provide benefits to the Executive on the same basis as such benefits are provided to the other executives of the Company or its successor after a Change in Control; and

    (e) provide and maintain in full force and effect at least those additional executive benefits and perquisites which the Executive was entitled to from the Company immediately prior to the Change in Control, including any social and/or club memberships and any Company provided automobiles (which automobiles may be purchased at termination at the lower of fair market value per NADA blue book wholesale value or at book value on the Company's books and records).

                                  PAGE 3

4. "Termination of Employment", for the purposes of this Agreement, shall occur if the Executive's employment in an executive position is terminated during the Term of Employment:

    (i) by the Company for any reason, including disability or incapacity, but excepting a termination for "cause," as shall be determined by the Board of the Company and the Board of the Bank, in exercise of good faith and reasonable judgment, upon the occurrences of any one or more of the following:

        (a) the Executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

        (b) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company and/or the Bank; however, no act or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and/or the Bank; or

        (c) the conviction of the Executive of any criminal offense or act involving dishonesty or a breach of trust which requires the Company or the Bank to terminate the employment of the Executive, and/or precludes the payment of severance compensation under Federal law; or

        (d) any conduct, act, or omission by the Executive which would constitute grounds for the imposition upon the Executive, the Company or the Bank of a civil penalty under Sec. 8(i)(2)(B) or (C) of the Federal Deposit Insurance Act; or

    (ii) by the Executive for "good reason," which shall mean, without the Executive's express written consent, the occurrence after a Change in Control of the Company or the Bank of any one or more of the following:

        (a) the assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an officer of the Company and/or the Bank, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities form those in effect as of ninety (90) days prior to the Change in Control, other than an insubstantial and inadvertent act that this remedied by the Company and/or the Bank promptly after receipt of notice thereof given by the Executive, and other than any such alteration which is consented to by the Executive in writing;

        (b) the Company's requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control; except for required travel on the Company's and/or the Bank's business to an extent substantially consistent with the Executive's present business obligations; and further except as may be waived by the Executive provided the Company pays all expenses related to a move, including purchasing any existing house used by the Executive as his principal residence which the Executive is not able to sell within One-Hundred Twenty (120) days of listing at fair market value as fair market value is determined by two (2) independent appraisals;

                                  PAGE 4

        (c) a material reduction by the Company or the Bank of the Executive's compensation or benefits; and

        (d) the failure of the Company or the Bank to obtain a satisfactory agreement from any successor to the Company or the Bank to assume and agree to perform the Company's and the Bank's obligations under this Agreement.

             The Executive's right to terminate employment for good reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting good reason herein.

5. In the event of a Termination of Employment, the Company shall pay or cause to be paid to the Executive or after the Executive's death to his designated beneficiary, or if there be none, to his personal representative, executor or administrator (for the purposes of this Paragraph 5 the term "Executive" shall include the Executive's designated beneficiary, personal representative, executor or administrator) a single lump sum payment in an amount equal to the present value of the total amount calculated below, such present value to be determined by discount based upon an interest rate two
        (2) percentage points less than the Pittsburgh prime rate in effect at the date of Termination of Employment. The Company shall pay the Executive such lump sum amount within thirty (30) days following the date of Termination of Employment. The total amount upon which the present value is to be determined, shall be calculated as follows:

    The sum of:

    (a) the equivalent of all monthly salaries during the "Payment Period" with each monthly salary being equal to the greater of the Executive's highest salary from the Company for any month during the twelve (12) months immediately preceding (A) the change of control and (B) the termination of employment ("Annual Base Compensation"), plus

    (b) the greater of the average of the annual bonuses received by the Executive from the Company during the three (3) calendar years immediately preceding (A) the change in control and (B) the Termination of Employment ("Annual Bonus"), plus

    (c) the cost of any social and/or club memberships and the cost of any Company provided automobiles.

    The "Payment Period", for purposes of this Agreement, is defined to be the period beginning on the date of Termination of Employment and ending on the earlier of (i) the date upon which the Executive would attain Normal Retirement Age and (ii) the date that is thirty-six (36) months from the date of the Change of Control.

    The Executive's right to receive compensation from the Company pursuant to this Paragraph 5 shall not be affected by the Executive's receipt of compensation in connection with any subsequent employment by any other corporation or entity.

6. In the event that during the Term of Employment following a Change in Control the Executive ceases to be employed by the Company for any reason, including retirement at or at any time before Normal Retirement Age, Termination of Employment or dismissal by the Company for reasons other than for cause (pursuant to Paragraph 4 hereof), the Executive and/or his spouse shall continue to receive from the Company, until the date the Executive attains or would have attained Normal Retirement Age, insurance and health care benefits equivalent to the greater of the insurance and health care benefits to which the Executive was entitled (i) immediately preceding the date the Executive ceased to be

                                  PAGE 5
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        employed by the Company and (ii) immediately preceding the
        Change in Control (provided that the Company may reduce such insurance and health care benefits to the extent of any duplication of the types and amounts of coverages and benefits provided to the Executive in connection with any subsequent employment by any other corporation or other entity prior to the Executive attaining Normal Retirement Age), and from and after the date the Executive attains or would have attained Normal Retirement Age, the Executive and/or his spouse shall receive the insurance and health care benefits, if any, to which he would be entitled as a retired executive employee under the Company's benefit plans and programs in effect immediately prior to the Change in Control or immediately prior to the date the Executive ceased to be employed by the Company (whichever would result in greater benefits to the Executive).

7. In the event that during the Term of Employment following a Change in Control the Executive ceases to be employed by the Company for any reason, including retirement at or at any time before Normal Retirement Age, Termination of Employment or dismissal by the Company for reasons other than for cause (pursuant to Paragraph 4 hereof), the Executive shall receive retirement benefits in accordance with the Company's retirement plans, including any supplemental executive retirement plan (the "Retirement Plan") as in effect immediately prior to the Change in Control or immediately prior to the Termination of Employment (whichever would result in greater benefits for the Executive ). In the event of a Termination of Employment prior to the date the Executive attains Normal Retirement Age, in addition to benefits payable to the Executive pursuant to the Retirement Plan, the Executive shall be entitled to receive supplemental retirement benefits from the Company equal in value to the difference between:

    (i) the benefits to which the Executive would have been entitled under the Retirement Plan assuming years of Service under the Retirement Plan equal to the Executive's years of Service under the Retirement Plan to the Termination of Employment plus the number of years of Service that the Executive would have earned by continuing employment with the Company until the termination of the Payment Period (at an assumed annual salary during each year of assumed Service following the date of the Termination of Employment equal to the Executive's compensation including bonus club memberships and the like as set forth in par.3 above), and

    (ii) the benefits which the Executive is entitled to receive under the Retirement Plan.

        Any supplemental retirement benefits payable by the Company shall be payable to the same extent and in the same form as, and commencing on the date on which, benefit payments commence under the Retirement Plan (including payment pursuant to any option thereunder, including early retirement or any early retirement program where years may be added or included for early retirement benefit calculations, payment elections and beneficiary designations).

8. In the event of the death of the Executive during the Term of Employment, in addition to the amounts, if any, payable pursuant to Paragraphs 5, 6 or 7 hereof, the estate of the Executive shall receive benefits at least equal to the greater of:

    (i) such other benefits which would have been payable to the estate of the Executive by the Company if such event had occurred immediately prior to the date of the Change in Control and

    (ii) such other benefits payable to the estate of the Executive under benefit plans and programs of the Company existing as of the date of the Executive's death.

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9.           In the event any excise tax under Section 4999 (or any successor section) of the Internal Revenue Code (the "Excise Tax") is levied at any time on any amount paid pursuant to Paragraphs 3, 5, 6 or 7 of this Agreement, in addition to the amounts payable to the Executive pursuant to Paragraphs 3, 5, 6 or 7 of this Agreement, the Company shall promptly pay the Executive an amount designated as the "Gross-Up Amount" such that the Gross-Up Amount minus the Excise Tax on the Gross-Up Amount equals the Excise Tax on the amounts payable to the Executive pursuant to such Paragraphs.

10. Notwithstanding any provision of this Agreement to the contrary, this Agreement and any payments, benefits or rights of the Executive as provided herein are subject to Sec. 18(k) of the Federal Deposit Insurance Act, as amended, and any applicable regulations thereunder.

11. Unless specifically provided otherwise herein, the Company's and the Bank's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company or the bank may have against the Executive or any other party. All amounts payable by the Company and the Bank hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company and the Bank shall be final, and neither the Company nor the Bank shall seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

12. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company or the Bank to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

13. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, and provided that the executive substantially prevails in the enforcement of such rights, the Company or the Bank, as applicable, shall pay (or the Executive shall be entitled to recover from the Company or the Bank, as the case may be) the Executive's reasonable attorneys' fees, costs and expenses in connection with the enforcement of his rights including the enforcement of any arbitration award.

14. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's or the Bank's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent otherwise specifically provided herein.

15. Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in the City of Pittsburgh in accordance with the laws of the Commonwealth of Pennsylvania by three (3) arbitrators, one of whom shall be appointed by the Company or the Bank, as applicable, one by the Executive, and the third of whom shall be appointed by the first two (2) arbitrators. If the first two (2) arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be

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        appointed by the American Arbitration Association.  The
        arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Sec.
        7.1. The cost of any arbitration proceeding hereunder shall be borne equally by the Company or the Bank, as applicable, and the Executive. The award of the arbitrators shall be binding upon the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

16. The Executive, the Company, and the Bank acknowledge that, except as may be provided under any other agreement between the Executive and the Company or the Bank, the employment of the Executive by the Company and the Bank is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive, the Company, or the Bank, at any time. Upon a termination of the Executive's employment prior to the effective date of a Change in Control, there shall be no further rights under this Agreement; provided, however, that if such an employment termination shall arise in connection with, or in anticipation of, a Change in Control, then the Executive's rights shall be the same as if the termination had occurred during the Term of Employment hereunder.

17. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

        (a)      as to the Company:

             101 East Washington Street
             New Castle, PA  16103-1488

        (b)      if to the Executive:

             R.R. #1
             Box 1194
             Pulaski, PA  16143


18. The compensation and benefits provided pursuant to Paragraph 5 hereof, to the extent received by the Executive, are granted to the Executive in lieu of any compensation, benefits or amounts the Executive might otherwise be entitled to under the Company's severance policy or otherwise from the Company by reason of a Termination of Employment. Except as otherwise set forth herein, this Agreement shall not in any way alter the rights and obligations of the Company and the Executive under any of the Company's benefit plans.

19. The rights of the Executive under this Agreement shall not be transferable by assignment or otherwise, shall not be subject to commutation or encumbrance and shall not be subject to the claims of the creditors of the Executive.

20. This Agreement shall be binding upon and inure to the benefit of the Executive, his designated beneficiary, personal representative, executor or administrator, the Company and any successor, including any organization which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition or substantially all of the assets of the Company or otherwise, including by operation of law (a "Successor Organization"). The Company shall not merge, reorganize, consolidate, sell all or substantially all of its assets,

                                  PAGE 8
        combine by operation of law or otherwise combine, to or with any Successor Organization, unless, as a condition to such transaction, the Successor Organization assumes the obligations of the Company under this Agreement. For purposes of this Agreement the term Company shall include any Successor
        Organization.

21. This Agreement has been made in and shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

22. The invalidity of any term of this Agreement shall not invalidate or otherwise affect any other term of this Agreement.

23. All costs and expenses, including attorneys' fees and court costs, reasonably incurred by the Executive to enforce this Agreement or defend the validity of this Agreement shall be paid by the Company.

24.     (a)      Notwithstanding anything to the contrary contained above, this
                 Agreement shall remain in effect through December 31, 1998 at which time, if there has not been a Change in Control, this Agreement shall lapse and become null and void unless extended by the Company.

        (b) The Executive understands that the Company is in no way obligated to either extend or renew the Executive's change in control agreement. The Executive further understands that in the event the Company should decide to extend to the Executive a new change in control agreement, such new agreement may contain terms and conditions materially different from the terms and conditions set forth in this change in control agreement.

25. This Agreement supersedes and makes void any prior agreement between the parties and sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and may not be amended or modified except by further written agreement of the parties. Any beneficiary designation, or any termination or amendment to any existing designation under this Agreement shall be by written instrument executed by the Executive and delivered to the Company.

        IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused this Agreement to be signed by a duly authorized officer, on the date first set out above.

ATTEST:                              FIRST WESTERN BANCORP, INC.

/s/Holly L. Turk                     BY: /s/Thomas J. O'Shane
----------------                         --------------------
                                         THOMAS J. O 'SHANE, CHAIRMAN
                                         & C.E.O.

WITNESS:                             EXECUTIVE:

/s/Holly L. Turk                     /s/John A. Zercher
----------------                     ------------------
                                     John A. Zercher




doc\tsm96\Zercher.agr

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